UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 1, 2019

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37352	32-0420206
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

300 Vesey Street

New York, NY 10282

(Address of principal executive offices)

(212) 418-0100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Credit Agreement

On March 1, 2019 (the “Closing Date”), Virtu Financial, Inc., a Delaware corporation (the “Company”) completed its previously announced acquisition (the “Acquisition”) of Investment Technology Group, Inc., a Delaware corporation (“ITG”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) with Impala Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”), and ITG, dated as of November 6, 2018. In connection with the Acquisition, Virtu Financial LLC, a Delaware limited liability company and a subsidiary of Virtu Financial, Inc. (“Virtu Financial”), VFH Parent LLC, a Delaware limited liability company and a subsidiary of Virtu Financial (the “Refinancing Borrower”), and Impala Borrower LLC, a Delaware limited liability company and a subsidiary of the Company (the “Acquisition Borrower”), entered into a Credit Agreement (the “Credit Agreement”), with the lenders party thereto, Jefferies Finance LLC, as administrative agent and Jefferies Finance LLC and RBC Capital Markets, as joint lead arrangers and joint bookrunners.

The Credit Agreement provides (i) a senior secured first lien term loan in an aggregate principal amount of $1.5 billion, drawn in its entirety on the Closing Date, with approximately $404.5 million borrowed by the Refinancing Borrower to repay all amounts outstanding under its existing term loan facility and the remaining approximately $1,095 million borrowed by the Acquisition Borrower to finance the consideration and fees and expenses paid in connection with the Acquisition, and (ii) a $50.0 million senior secured first lien revolving facility to the Refinancing Borrower, with a $5.0 million letter of credit subfacility and a $5.0 million swingline subfacility. After the closing of the Acquisition, the Refinancing Borrower assumed the obligations of the Acquisition Borrower in respect of the acquisition term loans and is referred to herein as the “Borrower”.

The term loan borrowings and revolver borrowings under the Credit Agreement will bear interest at a per annum rate equal to, at our election, either (i) the greatest of (a) the prime rate in effect, (b) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, in each case plus 0.5%, (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% and (d) 1.00%, plus, in each case, 2.50%, with a stepdown to 2.25% based on the Borrower’s first lien leverage ratio, or (ii) the greater of (x) an adjusted LIBOR rate for the interest period in effect and (y) 0%, plus, in each case, 3.50%, with a stepdown to 3.25% based on the Borrower’s first lien leverage ratio. In addition, a commitment fee accrues at a rate of 0.50% per annum on the average daily unused amount of the revolving facility, with stepdowns to 0.375% and 0.25% per annum based on the Borrower’s first lien leverage ratio, and is payable quarterly in arrears.

The revolving facility under the Credit Agreement is subject to a springing net first lien leverage ratio which may spring into effect as of the last day of a fiscal quarter based on the usage of the aggregate revolving commitments as of such date.  The Borrower is also subject to contingent principal payments based on excess cash flow and certain other triggering events.

Borrowings under the Credit Agreement are guaranteed by Virtu Financial and the Borrower’s material non-regulated restricted subsidiaries and secured by substantially all of the assets of the Borrower and the guarantors, in each case, subject to certain exceptions.

Under the Credit Agreement, term loans will mature on the seventh anniversary of the Closing Date; provided that unless at least $400.0 million of the Borrower’s existing 6.750% second lien notes due 2022 have been repaid or refinanced (the “repayment requirement”) prior to the date that is 91 days prior to the maturity of the second lien notes (the “term springing maturity date”), the term loans will mature on the term springing maturity date.  The term loans amortize in annual installments equal to 1.0% of the original aggregate principal amount of the term loans.  The revolving commitments will terminate on the third anniversary of the Closing Date; provided that unless the repayment requirement is satisfied on or prior to the date that is 182 days prior to the maturity of the second lien notes (the “revolving springing maturity date”), the revolving commitments will terminate on the revolving springing maturity date.

The above description of the terms of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 1.02.  Termination of a Material Definitive Agreement.

On the Closing Date, the Fourth Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended,

restated, supplemented or otherwise modified prior to the Closing Date), by and among Virtu Financial, the Borrower, the lenders party thereto and JPMorgan Chase, N.A., as administrative agent and sole lead arranger and bookrunner, was terminated.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 above, which is incorporated herein by reference.

Item 8.01.  Other Events.

On the Closing Date, the Company completed the Acquisition. Pursuant to the Merger Agreement, at the Effective Time of 8:01 a.m., each of ITG’s issued and outstanding shares of common stock, par value $0.01 per share, were cancelled and extinguished and converted into the right to receive $30.30 in cash, without interest, less any applicable withholding taxes.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2018.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated March 1, 2019

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virtu Financial, Inc.

By	/s/ Justin Waldie
Name:	Justin Waldie
Title:	Senior Vice President, Secretary and General Counsel

Dated: March 1, 2019